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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 1, 2002 (except Notes 5, 7, and 15, as to which the date is August 1, 2002) in the Registration Statement (Form S-4) and the related Prospectus of Chevron Phillips Chemical Company LLC for the registration of $500,000,000, 5 3/8% Notes due 2007, and to the incorporation by reference therein of our report dated February 1, 2002, with respect to the consolidated financial statements and schedule of Chevron Phillips Chemical Company LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                          ERNST & YOUNG LLP

Houston, Texas
August 1, 2002